SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-A

For Registration of Certain Classes of Securities
Pursuant to Section 12(b) or 12(g) of the
Securities Exchange Act

NRG Energy, Inc.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware	41-1724239

(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

901 Marquette Avenue Suite 2300 Minneapolis, MN 55402 (Address of principal executive offices)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to:
General Instruction A.(c), please check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to:
General Instruction A.(d), please check the following box ☒

Securities Act registration statement file number to which this form relates:

N/A (The securities will be issued pursuant to section 1145 of the United States Bankruptcy Code.)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class	Name of Each Exchange on which
to be so Registered	Each Class is to be Registered

N/A

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, par value $0.01 per share (Title of Class)

Item 1. Description of Registrant’s Securities to be Registered.

     This registration statement registers under Section 12(g) of the Securities Exchange Act of 1934, as amended, the following securities of NRG Energy, Inc., a Delaware corporation (the “Company”), being issued pursuant to Debtors’ Second Amended Joint Plan of Reorganization, as amended or supplemented from time to time (the “Plan”), and following the filing with the State of Delaware of the Company’s Amended and Restated Certificate of Incorporation (the “Certificate”):

•	Common Stock, par value $0.01 per share (the “Common Stock”).

     The description which follows is qualified in its entirety by the full terms of the Common Stock as set forth in the exhibits hereto, which are incorporated by this reference into this Item 1.

Description of Common Stock

     Dividends. Except as otherwise provided by the Delaware General Corporation Law (the “DGCL”) or the Certificate and subject to the rights of holders of any outstanding shares of preferred stock, holders of Common Stock share ratably in all dividends and other distributions, whether upon liquidation or dissolution or otherwise.

     Voting. Except as otherwise provided by the DGCL or the Certificate and subject to the rights of holders of any outstanding shares of preferred stock, all of the voting power of the stockholders of the Company is vested in the holders of the Common Stock, and each holder of Common Stock has one vote for each share held by such holder on all matters voted upon by the stockholders of the Company.

     Board of Directors; Classification of Directors. Except as otherwise provided in the Certificate or any duly authorized certificate of designations of any series of preferred stock, directors are elected by a plurality of the votes of the shares entitled to vote in the election of directors present in person or represented by proxy at the meeting of the stockholders at which directors are elected.

     At each annual meeting of stockholders, directors of the Company are elected to hold office until the expiration of the term for which they are elected, and until their successors have been duly elected and qualified; except that if any such election is not so held, such election will take place at a stockholders’ meeting called and held in accordance with the DGCL. The directors of the Company are divided into three classes as nearly equal in size as is practicable, designated Class I, Class II and Class III. The term of office of the initial Class I directors expires at the first annual meeting of stockholders after the effective date of the Plan; the term of office of the initial Class II directors expires at the second annual meeting of stockholders after the effective date of the Plan; and the term of office of the initial Class III directors expires at the third annual meeting after the effective date of the Plan. The initial Class I, Class II and Class III directors are those directors elected by the stockholders of the Company in connection with the amendment and restatement of the Certificate and designated pursuant to the Plan. At each annual meeting after the effective date of the Plan, directors to replace those of a class whose terms expire at such annual meeting will be elected to hold office until the third succeeding annual meeting and until their respective successors have been duly elected and qualified. If the number of directors is changed, any newly created directorships or decrease in directorships will be so apportioned among the classes as to make all classes as nearly equal in number as practicable.

     Other. The Common Stock is not convertible into, or exchangeable for, any other class or series of the Company’s capital stock. Holders of Common Stock have no preemptive or other rights to subscribe for or purchase additional securities of the Company. The Board of Directors is authorized to determine or alter the powers, preferences and rights and the qualifications, limitations and restrictions of any series of preferred stock that may be issued pursuant to the Certificate. The Company is subject to Section 203 of the DGCL.

     Subject to the rights of holders of any outstanding shares of preferred stock to act by written consent, the stockholders of the Company may not take any action by written consent in lieu of a meeting and must take any action at a duly called annual or special meeting of stockholders.

     The affirmative vote of holders of at least two-thirds of the combined voting power of the outstanding shares of the Company eligible to vote in the election of directors is required to alter, amend or repeal provisions in the Certificate regarding indemnification, classification of directors, action by written consent and changes to voting requirements applicable to such provisions.

     Shares of Common Stock are not subject to calls or assessments. No personal liability will attach to holders under the laws of the State of Delaware (the Company’s state of incorporation) or of the State of Minnesota (the state in which the Company’s principal place of business is located).

Item 2. Exhibits.

Number	Description

1.	Amended and Restated Certificate of Incorporation of Company.
2.	Amended and Restated By-Laws of the Company.

SIGNATURES

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: December 10, 2003		NRG Energy, Inc.

(Registrant)

	By:	/s/ Scott J. Davido

	Name:	Scott J. Davido
	Title:	Senior Vice President and
General Counsel